Executive Contract Agreement


AGREEMENT made as of the 1st day of October, 2001 by and between RTS, Incorporated, a New Jersey Corporation (hereinafter referred to as RTS), and New York Cross Harbor Railroad Terminal Corporation, a New York Corporation, having its principal place of business located at 4302 First Ave., Brooklyn, New York (hereinafter referred to as "the Company").

WHEREAS the parties hereto have negotiated a mutually satisfactory arrangement for the contract services of RTS to provide executive management for the Company.

Now therefore, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Services and Duties. The Company hereby assigns Wayne Eastman of RTS to act as the Chief Operating Officer for New York Cross Harbor
         Railroad, and Wayne Eastman hereby accepts such assignment upon the terms and conditions hereinafter set forth. Wayne Eastman shall devote himself diligently to the promotion of the Company's interests. Wayne Eastman shall provide, but not limited to, the usual services provided as the Vice President of Operations and those duties reasonably requested of him by the President.

2. Term. The term of this Agreement shall be one (1) year commencing on the date first above written. The Company hereto may terminate this Agreement at any time "for cause" or a disability whereby RTS is unable to perform the duties set forth in this Agreement for a period of three consecutive months. The Agreement shall automatically renew for a period of one (1) year unless either party gives the other written notice 60 days prior to the end date of the contract that the party wishes to terminate the renewal.

3.       Compensation.

         A.       Regular Compensation
              As compensation for the services rendered by RTS, the Company will pay to RTS the amount of $4000.00 per month. The Company agrees to allow use of Corporate facilities and automobiles as necessary for providing the services described in this Agreement.

         B.       Bonus Compensation
              RTS shall also be entitled to the following Bonus Compensation pursuant to the achievement of the following terms.

              i.       Stock Options
                         After each one-year period of this agreement RTS shall be entitled to the following Bonus Compensation. For any increase in gross sales revenue above the previous years gross sales revenues of the New York Cross Harbor Railroad, the Company shall grant Wayne Eastman stock options in New York Regional Rail Corp. These options will be granted at a rate of 1 stock option for each $10 increase in gross sales revenue. First year's option exercise price shall be 100% of the value of the closing stock price of New York Regional Railroad's common stock symbol "NYRR" traded on the NASDAQ Exchange, as reported by such exchange on the execution date of this agreement. Each year thereafter, said option price shall be 100% of the value of the closing stock price of New York Regional Railroad's common stock symbol "NYRR" traded on the NASDAQ Exchange as reported by such exchange commencing on each one year anniversary of the date of this agreement. Said grant will be paid within 30 days of the Company closing of its books for the 3rd Quarter of the Calendar year.

              C.  Vacation Time.
              Wayne Eastman shall be entitled to three (3) weeks paid vacation for each one year of service while this Agreement is in effect.

4. Expenses. During the term of this Agreement the Company shall pay, or reimburse Wayne Eastman for, the reasonable and necessary expenses incurred in connection with this agreement, and such other expenses as the President or Board of Directors shall specifically approve. Wayne Eastman shall be compensated for business use of his vehicle at the rate of $500.00 per month. Wayne Eastman will be reimbursed for medical insurance premiums at a rate of $606.40 per month.

5. Termination For Cause. At any time during the Term, the Company may terminate this agreement and the assignment of Wayne Eastman as Vice President of Operations hereunder for Cause (as defined herein), effective immediately upon notice to Wayne Eastman.

         For purposes of this Agreement, Cause shall mean that Wayne Eastman:
         (1) breaches, neglects or fails to diligently perform to the reasonable satisfaction of the Company any or all of this duties under this Agreement, (2) commits an act of dishonesty or breach of trust, or acts in a manner which is inimical or injurious to the business or interest of the Company, (3) violates or breaches any of the provisions of the Agreement, (4) act or omission to act results in or is intended to result directly in gain to or personal enrichment at the Company's expense., (5) is indicted for or convicted of a felony or any crime involving larceny, embezzlement or moral turpitude, (6) becomes insolvent, makes an assignment for the benefit of creditors, files or has filed against him a petition for relief or other proceeding under federal bankruptcy law or state insolvency law or is assessed, or administered in any type of creditor's proceedings.

         On termination of this Agreement, all rights to compensation and benefits of RTS shall cease as of the Date of Termination, except RTS shall be entitled to any unpaid portion compensation earned to the Date of Termination.

6. Vesting. Any options earned by virtue of the successful completion of the objectives set forth in Paragraph 3 above shall immediately be deemed vested. The option rights identified in this Agreement shall expire upon the earlier of one year from the date of vesting or 90 days following the termination of the Agreement. Upon any termination of the Agreement all rights to any unvested options shall be terminated.

7. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

8. Notice. Any notice required to be given by this Agreement shall be delivered in hand to the person to whom such notice is addressed or mailed to such person by certified mail to the following appropriate address:

              To the Company:   Darryl S. Caplan, Esq.
                                Cureton Caplan Hunt Scaramella & Clark, P.C.
                                950 Chester Avenue
                                Delran, NJ 08075

              To RTS, Inc.:     Wayne Eastman
                                RTS, Inc.
                                8 Pueblo Trail
                                Branchburg, NJ 08876

9. Governing Law. This Agreement shall be governed, construed and enforced according to the laws of the State of New Jersey and no other. All actions, whether sounding in contract or in tort, shall be instituted and litigated in the State of New Jersey and the parties hereto submit to the jurisdiction of the courts of the State of New Jersey, specifically the United States District Court of New Jersey and/or Superior Court of New Jersey.

10. Nondisclosure. At all times during and after the Term, RTS shall keep confidential and shall not, except with the Company's express prior written consent, or except in the proper course of his employment with the Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of the Company's business, including without limitation ;names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of RTS.

11. Entire Agreement. It is specifically stipulated that there are no verbal agreements or understandings between the parties hereto affecting this Agreement, and that this Agreement constitutes the sole agreement between the parties. All prior contract agreements between RTS and the Company (and/or any of its affiliates) are hereby terminated as of the date hereof as fully performed on both sides.

In Witness Whereof the parties have caused this Agreement to be executed, sealed and delivered, in the case of the Company by its officer thereunto duly authorized, as of the date first above written.

                           The Company

                           By:__________________________________________

                           RTS, Inc.

                           By:__________________________________________


                                       2